Exhibit 99.3

FAX (713) 651-0849

1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

May 23, 2006

Pogo Producing Company

Post Office Box 2504

Houston, Texas 77252-2504

Gentlemen:

At your request, we have prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold and royalty interests of Latigo Petroleum, Inc. (Latigo) for Pogo Producing Company (Pogo) as of December 31, 2005. Latigo granted full approval for Ryder Scott Company to conduct this study for Pogo. The subject properties are located in the states of Arkansas, North Dakota, New Mexico, Oklahoma, Texas, and West Virginia. The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters.

The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. Hydrocarbon prices in effect at December 31, 2005 were used in the preparation of this report as required by SEC rules; however, actual future prices may vary significantly from December 31, 2005 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

SEC PARAMETERS

POGO PRODUCING COMPANY

Estimated Net Reserve and Income Data

Certain Leasehold and Royalty Interests of

Latigo Petroleum, Inc.

As of December 31, 2005

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Condensate - MBbls	10,030.7	885.2	15,053.3	25,969.2
Plant Products - MBbls	0.0	0.0	0.0	0.0
Gas – MMCF	59,662	9,720	32,814	102,196

Income Data - (M$)
Future Gross Revenue	$1,034,800.1	$129,706.8	$1,116,979.6	$2,281,486.5
Deductions	314.273.0	24.513.9	487,923.9	826.710.8
Future Net Income (FNI)	$720,527.1	$105,192.9	$629,055.7	$1,454,775.7

Discounted FNI @ 10%	$387,595.0	$50,868.7	$147,597.1	$586,060.8

1200, 530 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 358	TEL (403)262-2799	FAX (403)262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL(303)623-9147	FAX (303)623-4258

Liquid hydrocarbons are expressed in thousands of standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package Aries for Windows, a copyrighted program of Landmark Graphics. The program was used solely at the request of Pogo. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of production taxes. The deductions comprise the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, and development costs. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Liquid hydrocarbon reserves account for approximately 61 percent and gas reserves account for the remaining 39 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form below.

Discounted Future Net Income (M$ )
As of December 31, 2005
Discount Rate	Total
Percent	Proved

8	$670,929.6
15	$442,177.6
20	$352,893.2
25	$292.535.8

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included In This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s (SEC) Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The definition of proved reserves is included under the tab “Petroleum Reserves Definitions” in this report.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled, and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

The various reserve status categories are defined under the tab “Petroleum Reserves Definitions” in this report. The developed non-producing reserves included herein are comprised of the shut-in and behind pipe categories.

Estimates of Reserves

The reserves were estimated by performance methods, the material balance method, the volumetric method, or based on analogies to nearby producing wells. The reserve estimates by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate and the volumetric data were adequate for a reasonable estimate. The reserves included herein are comprised of primary and/or secondary reserves.

The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Future Production Rates

Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations which are not currently producing. If no production decline trend has been established, future production rates were held constant, or adjusted for market conditions where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Latigo and approved by Pogo.

The future production rates from wells now on production may be more or less than estimated because of changes in marketing conditions or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

Hydrocarbon Prices

Latigo furnished us with hydrocarbon prices in effect at December 31, 2005, and with its forecasts of future prices which take into account SEC and Financial Accounting Standards Board (FASB) rules, current market prices, contract prices, and fixed and determinable price escalations where applicable as reviewed and accepted by Pogo.

In accordance with FASB Statement No. 69, December 31, 2005 market prices were determined using the daily oil price or daily gas sales price (“spot price”) adjusted for oilfield or gas gathering hub and wellhead price differences (e.g. grade, transportation, gravity, sulfur and BS&W) as appropriate. This price differential data was provided to us by Latgo and accepted by Pogo. Also in accordance with SEC and FASB specifications, changes in market prices subsequent to December 31, 2005 were not considered in this report.

For hydrocarbon products sold under contract, the contract price including fixed and determinable escalations, exclusive of inflation adjustments, was used until expiration of the contract. Upon contract expiration, the price was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves. In cases, such as new contracts, where there was no historical data to review, the future differentials were based on terms of the contract and base differentials seen in the area as provided by Latigo and accepted by Pogo.

There are no price hedging effects included in this report.

Costs

Operating costs for the leases and wells in this report were originally provided by Latigo and reviewed by Pogo. Where deemed necessary, adjustments to these costs were made by Pogo and incorporated in this report by Ryder Scott. The operating costs used include only those costs directly applicable to the leases or wells. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. No deduction was made for indirect costs such as indirect general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

Development costs were furnished to us by Pogo and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. At the request of Pogo, their estimate of zero abandonment costs after salvage value for these properties was used in this report. Ryder Scott has not performed a detailed study of the abandonment costs nor the salvage value and makes no warranty for Pogo’s estimate.

Current costs were held constant throughout the life of the properties.

General

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

The estimates of reserves presented herein are based upon a detailed study of the properties in which Latigo owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Latigo has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, costs, prices, and other factual data furnished by Latigo, reviewed and updated as necessary by Pogo, were accepted without independent verification. The estimates presented in this report are generally based on data available through December 2005.

Latigo and Pogo have assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

This report was prepared for the exclusive use and sole benefit of Pogo Producing Company and may not be put to other use without our prior written consent for such use. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.

/s/ Brad A. Gouge
Brad A. Gouge, P.E.

BAG

Reviewed by:

/s/ Fred W. Ziehe
Fred W. Ziehe, P.E.
Managing Senior Vice President